Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of DWS Global/International Fund, Inc. on Form N-1A (“Registration Statement”) of our report dated February 24, 2010, relating to the financial statements and financial highlights which appears in the December 31, 2009 Annual Report to the Shareholders of DWS RREEF Global Infrastructure Fund, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 23, 2010